May 14, 2014

Board of Trustees
Exchange Traded Spreads Trust
44 Montgomery Street, #2100
San Francisco, CA 94104

Re:	Exchange Traded Spread Trust Pre-Effective Amendment

Directors:

We hereby consent to the reference to our name under the caption “Legal Counsel” in the prospectus and statement of additional information filed as a part of pre-effective amendment No. 4 to the Form N-1A registration statement for Exchange Traded Spreads Trust (File Nos. 333-148886 and 811-22177). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

SUTHERLAND ASBILL & BRENNAN LLP

By:	/s/James Cain
James Cain